February 16, 1999



TO THE STOCKHOLDER
Federal Mortgage Management II, Inc.
Sarasota, Florida


	REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited the accompanying statements of financial condition of Federal Mortgage Management II, Inc. as of December 31, 1998 and 1997 and the related statements of operations, changes in stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federal Mortgage Management II, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





Certified Public Accountants








                           	FEDERAL MORTGAGE MANAGEMENT II, INC.

                            	STATEMENTS OF FINANCIAL CONDITION


                                                              December 31,

                                                       1998            1997
                                                       ----           	----

ASSETS
Cash                                              	$   170,296    	$   23,935
Investments	                                           347,824	       175,539
Accounts receivable, net		                                             13,050
Accrued interest receivable	                             9,947	        16,658
Portfolio of residential mortgage loans - net	         952,892	     1,010,508
Prepaid expenses	     		                                               12,000
Note receivable - related party	                        50,000
Property and equipment - net	                           15,927
Other real estate owned - net	                          39,500
Deferred financing costs - net	                        441,264	       308,964
	                                                   -----------	    ---------
                                                  	$ 2,027,650    	$1,560,654
                                                  	===========    	==========

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

LIABILITIES
Interest payable	                                  $    19,593    	$   14,680
Accounts payable	                                        1,360	           259
Due to affiliates	                                       1,129	        55,532
Notes payable	                                       2,368,500	     1,606,500
                                                  	-----------	    ----------
	                                                    2,390,582	     1,676,971
                                                  	-----------    	----------

STOCKHOLDERS EQUITY (DEFICIT)
Common stock, $.01 par value, 1,000
shares authorized, 100 shares
issued and outstanding	                                      1	            1
Additional paid-in capital	                                999	          999
Note receivable - affiliate	                           (81,125)
Retained deficit	                                     (282,807)	    (117,317)
	                                                  -----------	   ----------
                                                      (362,932)	    (116,317)
                                                   -----------   	----------

                                                  	$ 2,027,650 	  $1,560,654
                                                  	===========   	==========

                     	FEDERAL MORTGAGE MANAGEMENT II, INC.

                          	STATEMENTS OF OPERATIONS


                                                For the Years Ended
                                                   December 31,
                                               1998	            1997
                                              -----            -----
REVENUE
 Interest income - mortgage loans	          $  145,824	      $    6,826
 Gain on sale of mortgages                    	226,283
 Interest income	                               34,813	          19,660
 Other income	                                   2,371
                                            ----------       ----------
                                          	    409,291	          26,486
                                            ----------       ----------
EXPENSES
Advertising                                     	7,757	          12,935
Amortization	                                   58,280
Bad debts                                      	16,850
Commission	                                     25,829
Consulting                                     	34,020	           8,409
Credit Reports                                  	2,178
Depreciation	                                    2,403
Insurance - health	                              3,002
Interest 	                                     223,816          	47,098
Management fees	                                47,814	          42,596
Miscellaneous	                                   1,876
Office	                                          3,543
Other	                                           3,441             	172
Payroll tax                                     	7,985
Postage and printing                            	4,183
Professional                                   	12,258	          10,212
Provision for loss on mortgages	                 5,200	          17,500
Rent	                                          	11,459
Salaries and wages                             	74,207
Servicing and broker fees	                      14,858
Taxes and fees	                                  2,620           	1,824
Telephone	                                       7,072
Travel/lodging	                                  4,130
                                             ---------         --------
                                          	    574,781	         140,746
                                             ---------         --------
NET LOSS	                                   $ (165,490)     	$ (114,260)
                                             =========         ========

LOSS PER COMMON SHARE                      	$(1,654.90)	     $(1,142.60)
                                             =========         ========



                      	FEDERAL MORTGAGE MANAGEMENT II, INC.

             	STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY (DEFICIT)



                                 Additional
                       Common   	Paid-in       Retained	     Note Receivable
                        Stock    Capital   	   Deficit       Affiliate         	Total
                       ------    -----------   ---------     ----------------   -------------
 BALANCE,
January 1, 1997         	$1	       $999	       $    (3,057) 	$                  	$  (2,057)

NET LOSS - 1997	    	        	                    (114,260)	              	       (114,260)

BALANCE,
December 31, 1997	        1	        999	          (117,317)		                     (116,317)

NOTE RECEIVABLE - AFFILIATE			                                 	  (81,125)	        (81,125)

NET LOSS - 1998	    	        	                    (165,490)	              	       (165,490)

                       ------     ----------  -------------   ----------------  -------------
BALANCE
at December 31, 1998    	$1	       $999         	$(282,807)	     $(81,125)	      $(362,932)
                       ======     ==========  =============   ================  =============


                       	FEDERAL MORTGAGE MANAGEMENT II, INC.

                            STATEMENTS OF CASH FLOWS


                                                     For the Years Ended
                                                        December 31,

                                                   1998	             1997
OPERATING ACTIVITIES
Net loss	                                        $(165,490)	      $   (114,260)
Depreciation	                                        2,403
Amortization                                       	58,280
Changes in operating assets and liabilities:
Accounts and notes receivable, net	               (118,075)            (13,050)
Accrued interest receivable                         	6,713	            (16,658)
Prepaid expenses	                                   12,000	            (12,000)
Accounts and interest payable                       	6,014	              7,367
Due to affiliates	                                 (54,403)	           (32,758)
                                                 ---------           ----------
NET CASH USED BY OPERATING ACTIVITIES	            (252,558)	          (181,359)
                                                 ---------           ----------

INVESTING ACTIVITIES
Purchase of investments                          	(172,285)          	(175,539)
Purchase of property and equipment                	(18,330)
Net change in mortgages	                            57,614	         (1,010,508)
Net change in other real estate owned	             (39,500)
                                                 ---------           ----------

NET CASH USED IN INVESTING ACTIVITIES	            (172,501)	        (1,186,047)
                                                 ---------           ----------
FINANCING ACTIVITIES
Increase in deferred financing costs	             (190,580)	          (215,608)
Issuance of notes payable	                         762,000	          1,606,500
                                                 ---------           ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES	         571,420	          1,390,892
                                                 ---------           ----------
INCREASE IN CASH                                  	146,361             	23,486

CASH, at beginning of year	                         23,935	                449
                                                 ---------           ----------
CASH, at end of year                            	$ 170,296          	$  23,935
                                                 =========           ==========

SUPPLEMENTAL DISCLOSURES:
Interest paid                                   	$ 218,903	          $   34,219
                                                 =========           ==========


NOTE A - ORGANIZATION

Federal Mortgage Management II, Inc. (the Corporation), a Florida corporation, was organized on November 13, 1995. The purpose of the Corporation is to acquire and market mortgage notes secured by first liens on real estate, and to acquire insured instruments of deposits and/or debt securities issued by the United States government and instrumentalities thereof. Purchase of the mortgage notes, instruments of deposits and debt securities are to be in accordance with policies set forth in the Acquisition Policy of the Corporation as described in the registration statement. Interest payments on the notes and other distributions will be made in accordance with the registration statement.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Managements Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Securities

The Corporations investments in securities are classified in three categories and accounted for as follows:

Trading Securities.	Securities held principally for resale in the near term are
classified as trading securities and recorded at their fair values.
Unrealized gains and losses on securities are included in other income.  The
Company holds certificates of deposit which are classified as trading securities.

? Securities to be Held to Maturity.	Instruments for which the Corporation has
the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. The Corporation presently has no such securities.

? Securities Available for Sale.	Securities available for sale consist of
bonds,
notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity. Securities available for sale are recorded at fair market values with unrealized holding gains and losses, net of tax, reported as a net amount in other comprehensive income.
 The Company presently has no such securities.

Declines in the fair value of individual held-to-maturity, trading securities and available-for-sale securities below their costs that are other than temporary would result in a write-down of the individual securities to their fair value.
 The Corporation presently has experienced no such declines.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Portfolio of Residential Mortgage Loans

Residential mortgage loans are recorded at the lower of cost or fair market value. Purchase discounts are not amortized since the mortgage loans are owned for several months and then sold to investors. The amortization of the discount would not be materially significant to the operating results of the Corporation.

Statements of Cash Flow

For purposes of reporting cash flows, the Corporation considers cash and cash equivalents as those amounts which are not subject to restrictions or penalties and have an original maturity of three months or less.

Deferred Financing and Marketing Costs

Deferred financing and marketing costs are amortized on a straight-line basis over five years representing the period of the maturities of the notes payable.

Reclassifications

Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

Earnings per Share

Earnings per share of common stock were computed by dividing net income by the weighted average number of common shares outstanding for the year. Diluted earnings per share are not presented because the Corporation has issued no dilutive potential common shares.

NOTE C - INVESTMENTS

Investments consist of certificate of deposits. These investments are classified as trading securities and are reported at fair value. The fair value at December 31, 1998 and 1997 is $347,824 and $175,539, respectively.

NOTE D - NOTES RECEIVABLE - RELATED PARTY

Notes receivable-affiliate consist of a promissory note in the amount of $ 50,000, with a 12% interest rate, interest paid quarterly. This note was paid in February, 1999. (See Notes K and N)

NOTE E - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS - NET

The Corporation purchases residential mortgage loans at a discount from the face amount of the loans with the intention of selling the loans at a gain after servicing them for a relatively short period of time. The mortgage loans are purchased by investors based on various factors inherent in the group of mortgages presented for sale which are considered in the negotiation process.

The portfolio of residential mortgage loans at December 31, consist of the following:

                                        1998	         1997
                                        ----          ----

Face value                         	$1,006,425	   $1,128,563
Discount                              	(34,072)    	(100,555)
Less:  allowance for losses	           (19,461)	     (17,500)
                                    ------------  -----------
	                                   $  952,892	   $1,010,508
                                    ============  ===========

The mortgages have various maturities ranging from 1 month to 30 years, and varying interest rates ranging from 11.5% to 18%. The residential mortgage loans are secured by first liens on residential real property. The Corporations policy is to acquire residential mortgage loans with balances that do not exceed 90% of the fair market value of the real estate or the loan acquisition price does not exceed 80% of the fair market value of the collateral real estate at the time of the loan acquisition. The Corporation purchases mortgage loans collateralized by real estate located in the United States.

NOTE F - OTHER REAL ESTATE OWNED

Other real estate owned represents real property acquired by foreclosure or in settlement of debt. Other real estate owned is valued at the lower of the propertys fair value or the recorded investment in the mortgage. At the time of foreclosure, if the fair value of the real estate acquired is less than the Partnerships recorded investment in the mortgage, a write down is recognized through a charge to the allowance for mortgage losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.

Other real estate owned of $43,500 was held at December 31, 1998. The allowance for losses on other real estate owned totaled $4,000 at December 31, 1998.

NOTE G - DEFERRED FINANCING COSTS - NET

Deferred financing costs consist of costs associated with the filing of the registration statement with the Securities and Exchange Commission. These costs will be amortized over the life of the promissory notes commencing June 1, 1998. Amortization expense for the year ended December 31, 1998 was $58,280.

Deferred financing costs were incurred as follows:

			Commission	                            $161,800
			Legal	                                   72,389
			Offering fee                            	71,055
			Non-accountable expense	                 50,310
			Other	                                   53,822
			Pricing	                                 85,501
			Filing fees	                              4,667
                                         ---------
			                                    				499,544

			Less:  accumulated amortization	         58,280
                                         ---------
			                                      	$441,264
                                         =========

NOTE H - INCOME TAXES

The Corporation is recognized as a Sub-Chapter S corporation by the Internal Revenue Service. Therefore, the financial statements include no provision for federal income taxes since the income or loss is reportable on the tax return of the stockholder.

NOTE I - NOTES PAYABLE

During the years ended December 31, 1998 and 1997, the Corporation issued notes through a public offering to finance the purchase of residential mortgage loans.
The notes have interest rates ranging from 8% to 10% depending on the terms which range from 48 months to 72 months. Interest is paid monthly with principal due at maturity. Aggregate principal maturities on notes are as follows:

			2001               	$     38,000
			2002	                     99,000
			2003	                  2,231,500
			                    ------------
			                     	$2,368,500
                       ============

The notes are collateralized by all the assets of the Corporation. For the years ended December 31, 1998 and 1997, the Corporation incurred interest expense of $223,816 and $47,098, related to the notes payable.

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation invests in various financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to a maximum of $100,000. At December 31, 1998 the Company had deposits of approximately $76,000 in excess of FDIC insurance limits. At December 31, 1997, the Corporation had no deposits in excess of FDIC insured limits.

NOTE K - RELATED PARTY TRANSACTIONS

The Corporation paid commission and fees of approximately $162,000 and $118,000 respectively, relating to the offering of the notes payable, to an affiliated company. The sole stockholder of the Corporation is the controlling stockholder of the affiliated company.

The Company purchased computer equipment and software from an affiliated company. The purchase price was $17,100, the book value of the equipment was $3,434.

In December of 1997, the Corporation purchased mortgages from an affiliated company. The purchase price totaled approximately $1,028,000. The transactions were at fair market value. In January 1998, the Corporation purchased additional mortgages for a purchase price of $55,000. No gain or loss was recognized on the transaction.

During the year ended December 31, 1998, the Company purchased a note receivable from an affiliated company for $50,000. There was no discount or premium on the note. (See Notes D and N)

An affiliated company services the mortgages of the Corporation. For the years ended December 31, 1998 and 1997, the Corporation incurred servicing fees of $13,506 and $1,500.

For general management services, the sole stockholder receives an annual management fee equal to 3% of the aggregate face value of eligible collateral. The management fee for the years ended December 31, 1998 and 1997 totaled approximately $48,000 and $41,000.

The Company paid rent to an affiliated company in the amount of $11,459 during the year ended December 31, 1998.

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS IN ACCORDANCE
			  WITH THE REQUIREMENTS OF SFAS NO. 107

The Corporations financial instruments consist of all of its assets and liabilities with the exception of other real estate and deferred financing costs.
The Corporations management has determined that the fair value of all of its financial instruments is equivalent to the carrying cost. The mortgage portfolio is purchased with the intent of a relatively short holding period of several months. Therefore, any differences in the value of the mortgage portfolio due to changes in market interest rates are minimal. Furthermore, each purchase and sale of mortgages by the Corporation is a private, negotiated transaction. There is no readily established market for the Corporations mortgage portfolio.

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS IN ACCORDANCE
			  WITH THE REQUIREMENTS OF SFAS NO. 107 (CONTINUED)

The Corporations note obligations are not traded on an established market and the only activity with respect to the obligations are normal, scheduled redemptions. The Corporations management estimates that the current interest rate which the Corporation would need to pay in order to sell similar note obligations is approximately equivalent to the rates of the outstanding note obligations.

NOTE M - CLASSIFICATION OF MORTGAGE PORTFOLIO IN ACCORDANCE
			WITH THE REQUIREMENTS OF SFAS NO. 115

The Corporations mortgage portfolio is a trading security. As such, it is required to be carried at fair value, with any unrealized holding gains or losses included in earnings. For the reasons discussed in Note J, the carrying value of the mortgage portfolio has been determined by the Corporations management to be equivalent to its carrying cost.

NOTE N - SUBSEQUENT EVENTS

In February 1999, the Corporation received $50,000 in full payment of the note receivable - affiliate.


FEDERAL MORTGAGE MANAGEMENT II, INC.

NOTES TO FINANCIAL STATEMENTS